Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

FIRST QUARTER 2022 EARNINGS

OAKLAND, MARYLAND—April 21, 2022: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced earnings results for the three-month period ended March 31, 2022. Consolidated net income was $5.7 million for the first quarter of 2022, or $0.86 per diluted share, compared to $3.4 million, or $0.49 per diluted share, for the first quarter of 2021. Non-GAAP, core earnings were $5.7 million ($0.86 per diluted share) for the first quarter of 2022 compared to $6.0 million, excluding litigation settlement charges ($0.86 per diluted share) for the first quarter of 2021 and $7.3 million, excluding the insurance reimbursement and the contribution to the First United Community Dreams Foundation, ($1.10 per diluted share) for the fourth quarter of 2021.

First Quarter Financial Highlights:

•	Total assets at March 31, 2022 increased by $30.5 million, or 1.8%, when compared to December 31, 2021. Significant changes during the first quarter included:

o	Cash balances decreased by $39.6 million

o	Investment securities increased $42.2 million

o	Gross loans increased $27.7 million

▪	Core commercial growth of $42.2 million, offset by forgiveness of $6.4 million of Paycheck Protection Program (“PPP”) loans

▪	Mortgage balances decreased $5.0 million

▪	Consumer loans decreased $3.0 million

o	Deposits increased $38.2 million

▪	Growth primarily in non-interest bearing accounts

•	The ratio of the allowance for loan losses (“ALL”) to loans outstanding was 1.29% at March 31, 2022 as compared to 1.38% at December 31, 2021

o	Total provision expense credit of $0.4 million for the first quarter of 2022 as compared to expense of $0.1 million for the first quarter of 2021

o	Continued strong asset quality, stable economic factors and stabilization of modified loans that have returned to principal and interest payments

•	Transferred approximately $139.0 million, fair value, of available for sale securities to held to maturity

o	Reserved $8.4 million of unrealized loss

o	No gain or loss recognized in net income related to the transfer

•	Consolidated net income was $5.7 million for the first quarter of 2022

o	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 3.40% for the first quarter of 2022 compared to 3.11% for the first quarter of 2021 and 3.49% for the fourth quarter of 2021.

o	Core non-interest income, on a non-GAAP basis, remained stable in the first quarter of 2022 when compared to the first quarter of 2021, excluding gains, and was slightly lower when compared to the fourth quarter of 2021, excluding the insurance reimbursement, due to slight reductions in trust and brokerage income, debit card income and miscellaneous other income.

o	Core non-interest expense, on a non-GAAP basis, net of litigation settlement expenses, increased when comparing to the first and fourth quarters of 2021, primarily due to increased salaries and benefits and the credits in other real estate owned due to gains on sales of properties.

According to Carissa Rodeheaver, President and CEO, “2022 began with solid loan and deposit growth, stable asset quality and strong production in our wealth division despite the volatile markets. Our bank is poised for upside earnings in a rising interest rate environment, but we continue to monitor the economic environment and the impact that inflation may have on our customers. Expense savings and efficiencies continue to be top of mind for our entire team as we look forward to another strong year.”

Income Statement Overview

Consolidated net income was $5.7 million for the first quarter of 2022 compared to $3.4 million for the first quarter of 2021. Basic and diluted net income per share for the first quarter of 2022 were both $0.86, compared to basic and diluted net income per share of $0.49 for the first quarter of 2021. The increase in earnings for the first quarter of 2022 was primarily driven by the reduction of $3.3 million in litigation settlement expenses recorded in the first quarter of 2021. Additionally, we experienced an increase in net interest income, a credit to provision expense, stable non-interest income and reduced professional fees, marketing expenses and telephone related expenses offset by increases to salaries and employee benefits and other real estate owned (“OREO”) expenses.

Net Interest Income and Net Interest Margin

Net interest income, on a non-GAAP, FTE basis, increased by $1.1 million (8.9%) for the first quarter 2022 when compared to the first quarter of 2021. This increase was driven by stable interest income and a 56% decrease in interest expense of $1.0 million. Interest income on loans decreased $0.3 million due to a decrease in average loan balances of $33.9 million and a reduction of unearned fees, primarily related to PPP loan forgiveness during 2021. Investment income increased $0.4 million due to an increase in average balances related to the deployment of excess cash balances to purchase investment securities late in the fourth quarter of 2021 and early in the first quarter of 2022. The reduction of interest expense resulted from the lowering of deposit rates throughout 2021, the declining balances in the higher cost CD portfolio and the prepayment of the FHLB advances in 2021. The net interest margin for the first quarter of 2022 was 3.40%, compared to 3.11% for the first quarter of 2021.

Comparing the first quarter of 2022 to the fourth quarter of 2021, net interest income, on a non-GAAP, FTE basis, decreased by $1.0 million (7.1%). This decrease was driven by a $0.7 million (4.6%) decrease in interest income, offset by a slight decrease in interest expense of $0.1 million. The decrease in interest income was a result of a 30 basis point decline in average yield on the loan portfolio despite a slight increase in average balances in the first quarter of 2022, offset by an increase in interest income on the investment portfolio related to the purchases as discussed above. The decline in average yield was primarily due to contractual repricing of loans at lower rates. The net interest margin, on an FTE basis, decreased to 3.40% for the first quarter of 2022 compared to 3.49% for the fourth quarter of 2021.

Non-Interest Income

Other operating income, including gains, for the first quarter of 2022 decreased by approximately $0.5 million when compared with the same period of 2021. An increase of $0.1 million in service charge and debit card income was offset by a decline of $0.1 million in trust and brokerage income due to the decline in the market value of assets under management during the first quarter of 2022, which was driven by the volatile stock market and the increase in interest rates during the quarter. Net gains decreased $0.5 million when comparing the first quarter of 2022 to the first quarter of 2021. This decrease was due to the slowing of refinance activity in the mortgage portfolio, which resulted in fewer gains on sales in 2022.

Comparing the first quarter of 2022 to the fourth quarter of 2021, non-GAAP, core other operating income, exclusive of the $1.4 million in insurance reimbursement recorded in the fourth quarter of 2021, decreased $0.6 million. This decrease was primarily attributable to a $0.4 million decline in miscellaneous other income and a $0.2 million decrease in service charge and debit card income in the first quarter of 2022 when compared to the fourth quarter of 2021.

Non-Interest Expense

Non-GAAP, core operating expenses, exclusive of the $3.3 million in litigation settlement expense recorded in the first quarter of 2021, increased by $1.4 million when comparing the first quarter of 2022 to the first quarter of 2021. This increase was driven by an increase in salaries and benefits of $0.9 million related in part to a reduction in deferred loan origination costs in 2021 (primarily related to PPP activities) and increased incentive pay, offset by a decline in life and health insurance related to reduced claims. OREO expenses increased by $0.5 million due to an expense credit in the first quarter of 2021 related to gains on sales of properties. Equipment and data processing fees also increased $0.3 million quarter over quarter. These increases were offset by a decrease of $0.2 million in professional services and $0.1 million in telephone related expenses.

Comparing the first quarter of 2022 to the fourth quarter of 2021, excluding the $1.0 million contribution to the First United Community Dreams Foundation in the fourth quarter of 2021, non-GAAP, core expenses increased by $0.4 million. OREO expenses of $0.1 million increased by $0.6 million due to a $0.5 million expense credit in the fourth quarter of 2021 related to gains on sales of properties. This increase was offset by decreases of $0.2 million in professional fees and investor relations costs.

The effective income tax rates as a percentage of income for the three months ended March 31, 2022 and 2021 were 24.7% and 24.3%, respectively. The slight increase in the tax rate for 2022 was primarily due to the reduction in tax exempt income as well as the reduction in tax credits related to the expiration of a low-income housing tax credit in June 2021. A new 2021 investment in a low-income housing tax credit is expected to provide tax benefits later in 2022 and future years.

Balance Sheet Overview

Total assets at March 31, 2022 increased to $1.8 billion, representing a $30.5 million increase since December 31, 2021. During the first quarter of 2022, cash and interest-bearing deposits in other banks decreased by $39.6 million, the investment portfolio increased by $42.2 million and gross loans increased by $27.7 million. Management made a strategic decision to deploy excess cash balances early in the first quarter of 2022 by purchasing approximately $50.0 million in short-term treasury bonds. OREO balances remained stable during the first quarter although there continues to be interest in parcels of real estate that previously secured a large commercial participation loan. We anticipate further reductions to OREO balances during 2022 as we consummate additional sale contracts.

Total liabilities increased by $35.3 million when compared to liabilities at December 31, 2021. The increase in the first quarter of 2022 was attributable to core relationship deposit growth of $38.2 million. Balances in short-term borrowings related to our Treasury Management product increased slightly by $1.2 million. These increases were offset by the decline in other liabilities of $4.0 million primarily related to the decline in the market values of the pension plan assets. Total shareholders’ equity decreased by $4.8 million during the quarter, as net income of $5.7 million was offset by the payment of $1.0 million in dividends and the decline of $9.6 million in accumulated other comprehensive loss related to declining market values of our investment portfolio and pension plan assets.

Outstanding loans of $1.2 billion at March 31, 2022 reflected an increase of $27.7 million during the first quarter of 2022. Core commercial loan growth was offset slightly by PPP loan forgiveness. Commercial real estate loans increased by $16.8 million, acquisition and development loans increased by $5.0 million and commercial and industrial loans increased by $14.0 million, as growth in core portfolio loans of $20.4 million was offset by $6.4 million of PPP loan forgiveness. Residential mortgage loans decreased $5.0 million resulting from amortization of the portfolio as well as paydowns and payoffs. The refinancing activity continued to slow in the first quarter and much of the production of residential mortgage loans was booked to the in-house portfolio. The consumer loan portfolio decreased by $3.0 million.

Commercial loan production for the three months ended March 31, 2022 was approximately $68.1 million.  At March 31, 2022, unfunded, committed commercial construction loans totaled approximately $25.6 million. Commercial amortization and payoffs were approximately $45.1 million through March 31, 2022, exclusive of PPP loans.

Consumer mortgage loan production for the first quarter of 2022 was approximately $20.5 million with the vast majority of this production being comprised of in-house mortgages.  The production and pipeline mix of in-house, portfolio loans and investor loans as of March 31, 2022 consisted of $13.4 million in portfolio loans and $1.0 million in investor loans.  Production levels have slowed for residential mortgages as compared to the first quarter of 2021 based on the long-term interest rate increases that have occurred during the fourth quarter of 2021 and into the first quarter of 2022.

Total deposits at March 31, 2022 increased by $38.2 million when compared to deposits at December 31, 2021. During the first quarter of 2022, non-interest-bearing deposits increased by $29.3 million, driven by retail commercial account growth. Traditional savings accounts increased by $14.8 million as we continued to see significant growth in our Prime Saver product, and total demand deposits increased by $56.4 million. Total money market accounts decreased by $47.3 million as some of our municipal accounts are shifting balances to state offered account products paying higher rates. Time deposits decreased by $14.9 million as we continued to hold rates low due to our higher cash balances.

Book value per share of the Company’s common stock was $20.65 at March 31, 2022, compared to $21.43 per share at December 31, 2021. At March 31, 2022, there were 6,637,979 of basic outstanding shares and 6,649,604 of diluted outstanding shares of common stock.

Asset Quality

The ALL decreased to $15.3 million at March 31, 2022 compared to $16.0 million at December 31, 2021. The provision for loan losses was a credit of $0.4 million for the quarter ended March 31, 2022 and an expense of $0.1 million for the quarter ended March 31, 2021. The credit to provision expense recorded in 2022 was attributable to reductions in the qualitative factors, particularly related to the continued payment performance of previously modified loans that began performing in accordance with their original payment terms. Net charge-offs of $0.2 million were recorded for the quarter ended March 31, 2022, compared to net charge offs of $42,000 for 2021. The ratio of the ALL to loans outstanding, including PPP loan balances, was 1.29% at March 31, 2022 compared to 1.38% at December 31, 2021. The ratio of ALL to loans outstanding, excluding PPP loan balances of $1.3 million and $7.7 million, respectively was 1.30% at March 31, 2022 and 1.39% at December 31, 2021, non-GAAP.

The ratio of net charge offs to average loans for the quarter ended March 31, 2022 was an annualized 0.08%, compared to net charge offs to average loans of 0.01% for 2021. Details of the ratio, by loan type are shown below. Our special assets team continues to effectively collect on charged-off loans, resulting in ongoing overall low net charge-off ratios.

Ratio of Net Recoveries/ (Charge Offs) to Average Loans

	03/31/2022	03/31/2021
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.00%	0.00%
Acquisition & Development	0.06%	0.07%
Commercial & Industrial	(0.08)%	0.05%
Residential Mortgage	0.01%	(0.07)%
Consumer	(1.77)%	(0.37)%
Total Net Charge Offs	(0.08)%	(0.01)%

Non-accrual loans totaled $2.3 million at March 31, 2022 compared to $2.5 million at December 31, 2021. The slight decrease in non-accrual balances at March 31, 2022 was primarily related to $0.1 million of one commercial and industrial loan that paid off in the first quarter of 2022.

Non-accrual loans that have been subject to partial charge-offs totaled $0.6 million at March 31, 2022 and $0.5 million at December 31, 2021.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $0.2 million at both March 31, 2022 and December 31, 2021.  Management continues to conform to federal and state mandates relative to the foreclosure processes for both Federal Backed and Non-Federal Backed mortgages.  As a percentage of the loan portfolio, accruing loans past due 30 days or more decreased to 0.19% compared to 0.31% at December 31, 2021.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership, and a 99.9% non-voting interest in MCC FUBT Fund, LLC, an Ohio limited liability company, both of which were formed for the purpose of acquiring, developing and operating low-income housing units. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors," including among many others the risk factor set forth in First United’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2021. In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and the impact that any such events have on our critical accounting assumptions and estimates made as of March 31, 2022, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
Financial Highlights - Unaudited

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands, except per share data)	2022	2021
Results of Operations:
Interest income	$14,147	$14,062
Interest expense	806	1,826
Net interest income	13,341	12,236
Provision for loan losses	(419)	110
Other operating income	4,382	4,338
Net gains	52	588
Other operating expense	10,578	12,523
Income before taxes	$7,616	$4,529
Income tax expense	1,901	1,099
Net income	$5,715	$3,430

Per share data:
Basic net income per share	$0.86	$0.49
Diluted net income per share	$0.86	$0.49
Adjusted Basic/Diluted net income (1)	$0.86	$0.86
Dividends declared per share	$0.15	$0.15
Book value	$20.65	$18.46
Diluted book value	$20.63	$18.45
Tangible book value per share	$18.83	$16.89
Diluted Tangible book value per share	$18.82	$16.88

Closing market value	$22.53	$17.62
Market Range:
High	$24.50	$20.05
Low	$18.81	$15.30

Shares outstanding at period end: Basic	6,637,979	6,998,617
Shares outstanding at period end: Diluted	6,649,604	7,001,997

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.31%	0.79%
Adjusted return on average assets (1)	1.31%	1.38%
Return on average shareholders' equity	16.49%	10.58%
Adjusted return on average shareholders' equity (1)	16.49%	18.36%
Net interest margin (Non-GAAP), includes tax exempt income of $241 and $239	3.40%	3.11%
Net interest margin GAAP	3.34%	3.05%
Efficiency ratio - non-GAAP (2)	58.81%	53.00%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

(2) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	March 31	December 31
	2022	2021
Financial Condition at period end:
Assets	$1,760,325	$1,729,838
Earning assets	$1,572,737	$1,504,300
Gross loans	$1,181,401	$1,153,687
Commercial Real Estate	$391,136	$374,291
Acquisition and Development	$133,031	$128,077
Commercial and Industrial	$194,914	$180,977
Residential Mortgage	$399,704	$404,685
Consumer	$62,616	$65,657
Investment securities	$385,265	$343,030
Total deposits	$1,507,555	$1,469,374
Noninterest bearing	$530,901	$501,627
Interest bearing	$976,654	$967,747
Shareholders' equity	$137,038	$141,900

Capital ratios:

Tier 1 to risk weighted assets	14.55%	14.64%
Common Equity Tier 1 to risk weighted assets	12.45%	12.50%
Tier 1 Leverage	10.94%	10.80%
Total risk based capital	15.71%	15.89%

Asset quality:

Net charge-offs for the quarter	$(244)	$(67)
Nonperforming assets: (Period End)
Nonaccrual loans	$2,332	$2,462
Loans 90 days past due and accruing	37	300
Total nonperforming loans and 90 day past due	$2,369	$2,762

Restructured loans	$3,228	$3,297
Other real estate owned	$4,477	$4,477

Allowance for loan losses to gross loans	1.29%	1.38%
Allowance for loan losses to gross loans, excluding PPP loans	1.30%	1.39%
Allowance for loan losses to non-accrual loans	655.75%	648.05%
Allowance for loan losses to non-performing assets	223.37%	220.40%
Non-performing and 90 day past due loans to total loans	0.20%	0.24%
Non-performing loans and 90 day past due loans to total assets	0.13%	0.16%
Non-accrual loans to total loans	0.20%	0.21%

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
Financial Highlights - Unaudited

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2022	2021	2021	2021	2021
Results of Operations:
Interest income	$14,147	14,848	14,910	14,436	14,062
Interest expense	806	930	1,285	1,673	1,826
Net interest income	13,341	13,918	13,625	12,763	12,236
Provision for loan losses	(419)	(885)	(597)	555	110
Other operating income	4,382	6,337	4,523	4,321	4,338
Net gains	52	83	82	442	588
Other operating expense	10,578	11,182	13,027	11,032	12,523
Income before taxes	$7,616	$10,041	$5,800	$5,939	$4,529
Income tax expense	1,901	2,492	1,412	1,536	1,099
Net income	$5,715	$7,549	$4,388	$4,403	$3,430

Per share data:
Basic net income per share	$0.86	$1.14	$0.66	$0.66	$0.49
Diluted net income per share	$0.86	$1.14	$0.66	$0.66	$0.49
Adjusted Basic/Diluted net income (1)	$0.86	$1.10	$0.93	$0.66	$0.86
Dividends declared per share	$0.15	$0.15	$0.15	$0.15	$0.15
Book value	$20.65	$21.43	$20.22	$19.74	$18.46
Diluted book value	$20.63	$21.41	$20.19	$19.72	$18.45
Tangible book value per share	$18.83	$19.61	$18.55	$18.07	$16.89
Diluted Tangible book value per share	$18.82	$19.59	$18.53	$18.05	$16.88

Closing market value	$22.53	$18.76	$18.60	$17.43	$17.62
Market Range:
High	$24.50	$20.50	$19.45	$19.42	$20.05
Low	$18.81	$17.86	$16.26	$16.35	$15.30

Shares outstanding at period end: Basic	6,637,979	6,620,955	6,617,941	6,614,604	6,998,617
Shares outstanding at period end: Diluted	6,649,604	6,628,028	6,625,014	6,621,677	7,001,997

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	1.31%	1.12%	0.92%	0.88%	0.79%
Adjusted return on average assets (1)	1.31%	1.36%	1.25%	1.18%	1.38%
Return on average shareholders' equity	16.49%	14.92%	12.45%	12.21%	10.58%
Adjusted return on average shareholders' equity (1)	16.49%	17.82%	16.72%	15.98%	18.36%
Net interest margin (Non-GAAP), includes tax exempt income of $241 and $239	3.40%	3.28%	3.21%	3.13%	3.11%
Net interest margin GAAP	3.34%	3.22%	3.16%	3.07%	3.05%
Efficiency ratio - non-GAAP (2)	58.81%	52.94%	57.57%	62.72%	53.00%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

(2) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Financial Condition at period end:
Assets	$1,760,325	$1,729,838	$1,708,556	$1,763,806	$1,781,833
Earning assets	$1,572,737	$1,504,300	$1,466,664	$1,461,613	$1,481,045
Gross loans	$1,181,401	$1,153,687	$1,161,868	$1,145,343	$1,199,325
Commercial Real Estate	$391,136	$374,291	$371,785	$361,941	$365,731
Acquisition and Development	$133,031	$128,077	$132,256	$131,630	$123,625
Commercial and Industrial	$194,914	$180,977	$195,758	$229,852	$299,178
Residential Mortgage	$399,704	$404,685	$405,885	$364,408	$374,327
Consumer	$62,616	$65,657	$56,184	$57,512	$36,464
Investment securities	$385,265	$343,030	$297,543	$307,696	$273,363
Total deposits	$1,507,555	$1,469,374	$1,444,494	$1,456,111	$1,468,263
Noninterest bearing	$530,901	$501,627	$491,441	$497,736	$485,311
Interest bearing	$976,654	$967,747	$953,053	$958,375	$982,952
Shareholders' equity	$137,038	$141,900	$133,787	$130,556	$129,189

Capital ratios:

Tier 1 to risk weighted assets	14.55%	14.64%	14.26%	14.55%	14.99%
Common Equity Tier 1 to risk weighted assets	12.45%	12.50%	12.15%	12.37%	12.76%
Tier 1 Leverage	10.94%	10.80%	10.33%	9.94%	10.22%
Total risk based capital	15.71%	15.89%	15.51%	15.80%	16.24%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(244)	$(67)	$435	$(41)	$(42)
Nonperforming assets: (Period End)
Nonaccrual loans	$2,332	$2,462	$7,441	$7,285	$7,891
Loans 90 days past due and accruing	37	300	189	$273	6
		0	0	0
Total nonperforming loans and 90 day past due	$2,369	$2,762	$7,630	$7,558	$7,897

Restructured loans	$3,228	$3,297	$3,759	$3,825	$3,892
Other real estate owned	$4,477	$4,477	$6,663	$6,756	$7,533

Allowance for loan losses to gross loans	1.29%	1.38%	1.46%	1.49%	1.38%
Allowance for loan losses to gross loans, excluding PPP loans	1.30%	1.39%	1.50%	1.60%	1.57%
Allowance for loan losses to non-accrual loans	655.75%	648.05%	227.20%	234.29%	209.78%
Allowance for loan losses to non-performing assets	223.37%	220.40%	118.28%	119.24%	107.28%
Non-performing and 90 day past due loans to total loans	0.20%	0.24%	0.66%	0.66%	0.66%
Non-performing loans and 90 day past due loans to total assets	0.13%	0.16%	0.45%	0.43%	0.44%
Non-accrual loans to total loans	0.20%	0.21%	0.64%	0.64%	0.66%

(Dollars in thousands - Unaudited)	March 31, 2022	December 31, 2021
Assets
Cash and due from banks	$71,211	$109,823
Interest bearing deposits in banks	4,905	5,897
Cash and cash equivalents	76,116	115,720
Investment securities – available for sale (at fair value)	143,609	286,771
Investment securities – held to maturity (at cost)	241,656	56,259
Restricted investment in bank stock, at cost	1,026	1,029
Loans held for sale	140	67
Loans	1,181,401	1,153,687
Unearned fees	(107)	(292)
Allowance for loan losses	(15,292)	(15,955)
Net loans	1,166,002	1,137,440
Premises and equipment, net	34,001	34,697
Goodwill and other intangible assets	12,000	12,052
Bank owned life insurance	45,442	45,150
Deferred tax assets	10,361	6,857
Other real estate owned, net	4,477	4,477
Operating lease asset	2,161	2,247
Accrued interest receivable and other assets	23,334	27,072
Total Assets	$1,760,325	$1,729,838
Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$530,901	$501,627
Interest bearing deposits	976,654	967,747
Total deposits	1,507,555	1,469,374
Short-term borrowings	58,902	57,699
Long-term borrowings	30,929	30,929
Operating lease liability	2,666	2,761
Accrued interest payable and other liabilities	22,200	26,182
Dividends payable	995	993
Total Liabilities	1,623,247	1,587,938
Shareholders’ Equity:
Common Stock – par value $0.01 per share; Authorized 25,000,000 shares; issued and outstanding 6,637,979 shares at March 31, 2022 and 6,620,955 at December 31, 2021	66	66
Surplus	23,712	23,661
Retained earnings	150,207	145,487
Accumulated other comprehensive loss	(36,907)	(27,314)
Total Shareholders’ Equity	137,078	141,900
Total Liabilities and Shareholders’ Equity	$1,760,325	$1,729,838

	Three Months Ended
	2022	2021
	Q1	Q4	Q3	Q2	Q1
In thousands	(Unaudited)
Interest income
Interest and fees on loans	$12,432	$13,456	$13,667	$13,097	$12,732
Interest on investment securities
Taxable	1,406	1,048	880	994	990
Exempt from federal income tax	282	268	266	268	275
Total investment income	1,688	1,316	1,146	1,262	1,265
Other	27	76	97	77	65
Total interest income	14,147	14,848	14,910	14,436	14,062
Interest expense
Interest on deposits	475	596	732	999	1,146
Interest on short-term borrowings	18	19	17	26	24
Interest on long-term borrowings	313	315	536	648	656
Total interest expense	806	930	1,285	1,673	1,826
Net interest income	13,341	13,918	13,625	12,763	12,236
Provision for loan losses	(419)	(885)	(597)	555	110
Net interest income after provision for loan losses	13,760	14,803	14,222	12,208	12,126
Other operating income
Net gains on investments, available for sale	3	—	—	154	—
Losses on equity investment	—	(35)	(54)	—	—
Gains on sale of residential mortgage loans	21	119	136	272	588
Gains/(losses) on disposal of fixed assets	28	(1)	—	16	—
Net gains	52	83	82	442	588
Other Income
Service charges on deposit accounts	465	479	475	412	405
Other service charges	213	245	232	221	211
Trust department	2,189	2,209	2,166	2,034	2,241
Debit card income	886	1,021	900	913	810
Bank owned life insurance	292	299	298	293	286
Brokerage commissions	220	228	229	357	268
Insurance reimbursement	—	1,375	—	—	—
Other	117	481	223	91	117
Total other income	4,382	6,337	4,523	4,321	4,338
Total other operating income	4,434	6,420	4,605	4,763	4,926
Other operating expenses
Salaries and employee benefits	5,968	5,847	5,719	5,507	4,988
FDIC premiums	174	197	209	183	183
Equipment	1,044	1,061	1,032	954	851
Occupancy	727	673	684	693	725
Data processing	821	784	819	875	726
Marketing	106	127	129	133	146
Professional services	520	656	615	1,491	766
Contract labor	165	152	153	185	148
Telephone	114	131	123	268	215
Other real estate owned	95	(485)	150	(198)	(412)
Investor relations	96	130	116	306	124
Settlement expense	—	—	—	—	3,300
FHLB prepayment penalty	—	—	2,368	—	—
Contributions	21	1,115	55	27	23
Other	727	794	855	608	740
Total other operating expenses	10,578	11,182	13,027	11,032	12,523
Income before income tax expense	7,616	10,041	5,800	5,939	4,529
Provision for income tax expense	1,901	2,492	1,412	1,536	1,099
Net Income	$5,715	$7,549	$4,388	$4,403	$3,430
Basic net income per common share	$0.86	$1.14	$0.66	$0.66	$0.49
Diluted net income per common share	$0.86	$1.14	$0.66	$0.66	$0.49
Weighted average number of basic shares outstanding	6,628	6,620	6,617	6,609	6,996
Weighted average number of diluted shares outstanding	6,636	6,627	6,624	6,615	7,000
Dividends declared per common share	$0.15	$0.15	$0.15	$0.15	$0.15

Non-GAAP Financial Measures (unaudited)
Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures for 2021 results exclude settlement charges associated with the settlement with Driver Management, FHLB penalty expense, insurance reimbursement and contributions for each period indicated below.

	Three months ended
(in thousands, except for per share amount)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Net income - as reported	$5,715	$7,549	$4388	$4,403	$3,430
Adjustments:
Settlement Expense	—	—	—	—	3,300
FHLB Penalty	—	—	2,368	—	—
Insurance Reimbursement	—	(1,375)	—	—	—
Foundation Contribution	—	1,000	—	—	—
Income tax effect of adjustments	—	86	(578)	—	(735)
Adjusted net income (non-GAAP)	$5,715	$7,260	$6,178	$4,403	$5,995

Basic and Diluted earnings per share - as reported	$0.86	$1.14	$0.66	$0.66	$0.49
Adjustments:
Settlement Expense	—	—	—	—	0.47
FHLB Penalty	—	—	0.35	—	—
Insurance Reimbursement	—	(0.20)	—	—	—
Foundation Contribution	—	0.15	—	—	—
Income tax effect of adjustments	—	0.01	(0.08)	—	(0.10)
Adjusted basic and diluted earnings per share (non-GAAP)	$0.86	$1.10	$0.93	$0.66	$0.86

	As of or for the three month period ended
(in thousands, except per share data)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Per Share Data
Basic net income per share (1)- as reported	$0.86	$$1.14	$0.66	$0.66	$0.49
Basic net income per share (1)- non-GAAP	$0.86	$$1.10	$0.93	$0.66	$0.86
Diluted net income per share (1)- as reported	$0.86	$$1.14	$0.66	$0.66	$0.49
Diluted net income per share (1)- non-GAAP	$0.86	$$1.10	$0.93	$0.66	$0.86
Basic book value per share	$20.65	$$21.43	$20.22	$19.74	$18.46
Diluted book value per share	$20.63	$$21.41	$20.19	$19.72	$18.45

Significant Ratios:

Return on Average Assets (1)- as reported	1.31%	1.12%	0.92%	0.88%	0.79%
Settlement, FHLB and contribution expenses, and insurance reimbursement income, net of income tax effect	—	0.23%	0.33%	0.30%	0.59%
Adjusted Return on Average Assets (1)(non-GAAP)	1.31%	1.35%	1.25%	1.18%	1.38%

Return on Average Equity (1)- as reported	16.49%	14.92%	12.45%	12.21%	10.58%
Settlement, FHLB and contribution expenses, and insurance reimbursement income, net of income tax effect	—	2.90%	4.43%	3.77%	7.78%
Adjusted Return on Average Equity (1)(non-GAAP)	16.49%	17.82%	16.88%	15.98%	18.36%

Efficiency Ratio - non-GAAP
Non-interest expense	$10,578	$11,182	$13,027	$11,032	$12,523
Less:non-GAAP adjustments:
Foundation Contribution		(1,000)
Settlement expense					(3,300)
FHLB Penalty			(2,368)
Non-interest expense - as adjusted	$10,578	$10,182	$10,659	$11,032	$9,223

Net interest income plus non-interest income	$17,775	$20,338	$18,230	$17,526	$17,162
Plus:non-GAAP adjustments:
Tax-equivalent income	242	233	232	233	239
Less non-GAAP adjustment:
Insurance reimbursement		(1,375)
Fixed asset (gains)/losses		1		(16)
Investment securities (gains)/losses	(31)	35	54	(154)	-
Net interest income plus non-interest income - as adjusted	$17,986	$19,232	$18,516	$17,589	$17,401

Efficiency Ratio (1)	58.81%	52.94%	57.57%	62.72%	53.00%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	Three Months Ended
	March 31,
	2022			2021
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,168,803	$12,450	4.32%	$1,202,677	$12,754	4.30%
Investment Securities:
Taxable	363,155	1,406	1.57%	255,853	990	1.57%
Non taxable	28,022	505	7.31%	26,075	492	7.65%
Total	391,177	1,911	1.98%	281,928	1,482	2.13%
Federal funds sold	53,321	18	0.14%	135,458	24	0.07%
Interest-bearing deposits with other banks	5,255	1	0.08%	2,668	1	0.15%
Other interest earning assets	1,029	8	3.15%	4,459	40	3.64%
Total earning assets	1,619,585	14,388	3.60%	1,627,190	14,301	3.56%
Allowance for loan losses	(15,900)			(16,404)
Non-earning assets	165,549			154,347
Total Assets	$1,769,234			$1,765,133
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$284,799	$89	0.13%	$202,530	$172	0.34%
Interest-bearing money markets	295,923	63	0.09%	358,038	170	0.19%
Savings deposits	243,919	18	0.03%	202,968	25	0.05%
Time deposits	154,811	305	0.80%	227,548	779	1.39%
Short-term borrowings	59,555	18	0.12%	50,301	24	0.19%
Long-term borrowings	30,929	313	4.10%	100,929	656	2.64%
Total interest-bearing liabilities	1,069,936	806	0.31%	1,142,314	1,826	0.65%
Non-interest-bearing deposits	530,672			465,476
Other liabilities	28,109			25,802
Shareholders’ Equity	140,517			131,541
Total Liabilities and Shareholders’ Equity	$1,769,234			$1,765,133
Net interest income and spread		$13,582	3.29%		$12,475	2.91%
Net interest margin			3.40%			3.11%